Exhibit 99.1

New York Community Bancorp, Inc. Reports 4Q 2016 Diluted EPS of $0.23 and 2016 Diluted EPS of $1.01

Board of Directors Declares a $0.17 per Share Dividend

2016 Highlights

  Strong Earnings and Returns:
    The Company generated 2016 earnings of $495.4 million, providing a 1.00% return on average assets and an 8.19% return on average stockholders’ equity.
    The 2016 returns on average tangible assets and average tangible stockholders’ equity were 1.06% and 13.75%, respectively.(1)
  Net Interest Margin:
    The Company’s margin was 2.86% in 4Q 2016, including 20 basis points (“bps”) from prepayment income.
    Excluding prepayment income (i.e., on a non-GAAP basis), the margin would have declined five bps sequentially.(2)
  Loan Production:
    Loan originations totaled $13.8 billion in 2016, including 4Q originations of $3.1 billion.
    Loans originated for investment accounted for $9.2 billion of the 12-month total, including $2.0 billion in 4Q 2016.
  Continued Held-for-Investment (“HFI”) Loan Growth:
    Total non-covered HFI loans rose $1.6 billion year-over-year to $37.4 billion at 12/31/2016.
    HFI multi-family loans rose $972.4 million, or 3.7%, year-over-year to $27.0 billion.
    Absent loan sales during the year of $1.3 billion, the multi-family loan portfolio would have grown 8.8% in the 12 months ended 12/31/2016.
  Exceptional Asset Quality:
    Non-performing non-covered assets represented $68.1 million, or 0.14%, of total non-covered assets at 12/31/2016.
  Continued Efficiency:
    The Company’s efficiency ratio was 47.20% in 4Q 2016 and 44.53% for the year. (3)
  Solid Capital:
    Stockholders’ equity represented 12.52% of total assets at 12/31/2016.
    Tangible stockholders’ equity represented 7.93% of tangible assets at that date. (1)

WESTBURY, N.Y.--(BUSINESS WIRE)--January 25, 2017--New York Community Bancorp, Inc. (NYSE:NYCB) (the “Company”) today reported earnings of $113.7 million, or $0.23 per diluted share, for the three months ended December 31, 2016 and $495.4 million, or $1.01 per diluted share, for the twelve months ended at that date.

______________
(1)

“Tangible assets” and “tangible stockholders’ equity” are non-GAAP financial measures. Please see the discussion and reconciliations of these non-GAAP measures to the comparable GAAP measures on page 13 of this release.

(2)	“Adjusted net interest margin” is a non-GAAP financial measure. Please see the reconciliation and discussion of our GAAP and non-GAAP net interest margins beginning on page 7 of this release.
(3)	We calculate our efficiency ratio by dividing our operating expenses by the sum of our net interest income and non-interest income.

Commenting on the quarter, President and Chief Executive Officer Joseph R. Ficalora addressed the termination of the merger agreement with Astoria Financial Corporation, noting “It is our continued desire to control the Company’s growth under the SIFI threshold as that threshold is currently, or prospectively, defined by our regulators. A large deal is still the best way for us to become a SIFI, and we remain encouraged by the reality that 97% of the votes cast by our investors were voted in favor of the Astoria deal.

“Accordingly, it still would be fair to expect our transition to SIFI status to occur in conjunction with a transaction of some size. While we expect to invest more of our resources into becoming SIFI-compliant, we will be monitoring any changes in the regulatory landscape that could influence our plans.

“We’ll also be doing more of what we do best with regard to our core business model: producing multi-family loans while maintaining high credit standards and, at the same time, diversifying our loan portfolio and our funding mix.

“With regard to our performance, the most notable feature was, again, our exceptional asset quality. The significant strength of our assets continues to be a Company hallmark, and losses--which were de minimus--were unrelated to our core business lines. The quality of our multi-family and commercial real estate loans was reflected in the absence of any charge-offs over the past four quarters, and our specialty finance portfolio performed flawlessly as well.

“While the growth of our loan portfolio was tempered by sales of participations, we continued to grow our share of our niche lending market, which is something we will continue to do over the course of this year.”

Board of Directors Declares $0.17 per Share Dividend Payable on February 22, 2017

“With earnings of $0.23 per diluted share recorded in the fourth quarter, the Board of Directors last night declared a quarterly cash dividend of $0.17 per share. The dividend will be payable on February 22, 2017 to shareholders of record as of February 7, and represents a dividend yield of 4.2% based on last night’s closing price,” Mr. Ficalora said.

BALANCE SHEET SUMMARY

The Company recorded total assets of $48.9 billion and $50.3 billion at December 31, 2016 and 2015, respectively. The $1.4 billion reduction was largely due to a $2.4 billion decline in total securities, to $3.8 billion, which was tempered by a $1.3 billion increase in total loans, net, to $39.3 billion.

For the four quarters ended December 31, 2016, the Company’s total consolidated assets averaged $49.0 billion, below the current SIFI threshold of $50.0 billion.

Loans

Covered Loans

Primarily reflecting repayments, covered loans, net, fell $354.3 million year-over-year to $1.7 billion, representing 4.3% of total loans, net, at December 31, 2016.

Accretion on the covered loan portfolio totaled $32.3 million and $33.9 million, respectively, in the current and year-earlier fourth quarters, and $131.3 million and $137.1 million, respectively, in the twelve months ended December 31, 2016 and 2015.

Non-Covered Loans Held for Investment

Non-covered loans held for investment totaled $37.4 billion at the end of this December, reflecting a linked-quarter increase of $22.0 million and a $1.6 billion increase year-over-year. While originations totaled $2.0 billion and $9.2 billion, respectively, in the three and twelve months ended December 31, 2016, loan growth was tempered by prepayments, and by sales of participations totaling $320.1 million and $1.7 billion in the respective periods.

Multi-family loans, commercial real estate (“CRE”) loans, and acquisition, development, and construction (“ADC”) loans accounted for $246.4 million, $70.3 million, and $3.4 million, respectively, of loans sold in the current fourth quarter, and for $1.3 billion, $338.7 million, and $3.4 million, respectively, of loans that were sold over the course of the year.

Reflecting the loan sales cited above, multi-family loans rose 3.7% year-over-year to $27.0 billion, while CRE loans fell 1.7% during that time to $7.7 billion. Absent the respective sales of such loans over the last four quarters, the balance of multi-family loans would have grown 8.8% year-over-year to $28.3 billion and the CRE loan portfolio would have grown 2.6% to $8.1 billion at year-end.

The following table summarizes the Company’s production of loans held for investment for the three months ended December 31, 2016, September 30, 2016, and December 31, 2015 and for the twelve months ended December 31, 2016 and 2015:

	For the Three Months Ended			For the Twelve Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
(in thousands)	2016	2016	2015	2016	2015
Mortgage Loans Originated for Investment:
Multi-family	$1,154,934	$1,276,358	$2,778,623	$5,684,838	$9,214,336
Commercial real estate	287,754	345,543	492,883	1,180,430	1,842,062
One-to-four family	55,857	101,365	12,863	303,877	21,265
Acquisition, development, and construction	26,328	17,855	13,433	150,177	155,312
Total mortgage loans originated for investment	$1,524,873	$1,741,121	$3,297,802	$7,319,322	$11,232,975
Other Loans Originated for Investment:
Specialty finance	$358,811	$369,308	$334,525	$1,266,362	$1,067,672
Other commercial and industrial	140,910	151,279	87,001	592,250	367,699
Other	846	894	1,008	3,856	4,674
Total other loans originated for investment	$500,567	$521,481	$422,534	$1,862,468	$1,440,045
Total loans originated for investment	$2,025,440	$2,262,602	$3,720,336	$9,181,790	$12,673,020

A number of factors contributed to the decline in multi-family and CRE loan originations reflected in the preceding table, starting with a general decline in loan demand from the prior year’s record levels, as the volume of new transactions and refinancing activity waned. The slowdown of the market was exacerbated by the rise in market interest rates that followed the November election.

The following table provides additional information about the Company’s multi-family and CRE loan portfolios at December 31, 2016, September 30, 2016, and December 31, 2015:

(dollars in thousands)	December 31, 2016		September 30, 2016		December 31, 2015
Multi-Family Loan Portfolio:
Loans outstanding	$26,961,486		$27,083,291		$25,989,100
Percent of total held-for-investment loans	72.1%		72.5%		72.7%
Average principal balance	$5,454		$5,384		$5,307
Weighted average life	2.9	years	2.9	years	2.8	years

Commercial Real Estate Loan Portfolio:
Loans outstanding	$7,727,258		$7,767,144		$7,860,162
Percent of total held-for-investment loans	20.7%		20.8%		22.0%
Average principal balance	$5,644		$5,600		$5,376
Weighted average life	3.4	years	3.3	years	3.2	years

In addition, the balance of held-for-investment loans reflected the following increases over the three and twelve months ended December 31, 2016:

  One-to-four family loans rose $49.5 million and $264.2 million, respectively, to $381.1 million, representing 1.0% of non-covered loans held for investment;
  ADC loans rose $9.1 million and $69.0 million, respectively, to $380.5 million, also representing 1.0% of non-covered held-for-investment loans; and
  Other loans rose $125.1 million and $446.8 million, respectively, to $1.9 billion, largely reflecting an increase in specialty finance loans and leases, consistent with the Company’s plans to grow this portfolio. Specifically, specialty finance loans and leases represented $1.3 billion of the year-end “other loan” balance, having grown $124.5 million over the course of the quarter and $392.2 million year-over-year. Other commercial and industrial (“C&I”) loans totaled $633.2 million at the end of December, reflecting a year-over-year increase of $63.1 million and a far more modest increase over the last three months. Included in C&I loans at year-end were New York City taxi medallion loans of $150.7 million, representing 0.40% of total held-for-investment loans.

Non-Covered Loans Held for Sale

In the twelve months ended December 31, 2016, the Company originated loans held for sale of $4.6 billion, a $33.5 million decrease from the year-earlier amount. Fourth-quarter originations accounted for $1.1 billion of the full-year volume, down $335.9 million from the trailing-quarter volume and up $234.8 million from the year-earlier amount.

Non-covered loans held for sale totaled $409.2 million at the end of this December, a linked-quarter decrease of $292.2 million and a year-over-year increase of $41.9 million. In the three months ended December 31, 2016, the average balance of loans held for sale was $537.8 million, as compared to $617.5 million and $362.2 million, respectively, in the trailing and year-earlier three months. The sequential declines in loans held for sale were primarily driven by the fourth-quarter rise in residential mortgage interest rates.

Pipeline

The Company has approximately $1.5 billion of loans in its current pipeline, including loans held for investment of approximately $1.2 billion.

Asset Quality

The following discussion pertains only to the Company's portfolio of non-covered loans held for investment (excluding purchased credit-impaired, or “PCI,” loans) and non-covered other real estate owned ("OREO").

Non-performing non-covered assets represented $68.1 million, or 0.14%, of total non-covered assets at the end of this December, as compared to $60.9 million, representing 0.13%, at December 31, 2015. While non-covered OREO fell $2.5 million year-over-year to $11.6 million, the benefit was exceeded by the impact of a $9.6 million rise in non-performing non-covered loans to $56.5 million, representing 0.15% of total non-covered loans at December 31, 2016. With the value of New York City taxi medallions declining, $13.3 million of taxi medallion loans transitioned to non-accrual status over the course of the year.

The following table presents the Company’s non-performing non-covered loans and assets at December 31, 2016, September 30, 2016, and December 31, 2015:

(in thousands)	December 31, 2016	September 30, 2016	December 31, 2015
Non-Performing Non-Covered Assets:
Non-accrual non-covered mortgage loans:
Multi-family	$13,558	$10,769	$13,904
Commercial real estate	9,297	10,628	14,920
One-to-four family	9,679	9,790	12,259
Acquisition, development, and construction	6,200	--	27
Total non-accrual non-covered mortgage loans	$38,734	$31,187	$41,110
Other non-accrual non-covered loans (1)	17,735	12,214	5,715
Total non-performing non-covered loans	$56,469	$43,401	$46,825
Non-covered other real estate owned	11,607	12,608	14,065
Total non-performing non-covered assets	$68,076	$56,009	$60,890
(1)	Includes $15.2 million, $9.2 million, and $1.9 million, respectively, of non-accrual non-covered taxi medallion loans.

In addition to the rise in non-accrual taxi medallion loans already noted, the sequential rise in non-performing non-covered loans largely reflects the fourth-quarter 2016 transition of a $6.2 million ADC loan to non-accrual status from 30 to 89 days past due.

The following table presents the Company's asset quality measures at December 31, 2016, September 30, 2016, and December 31, 2015:

	December 31, 2016	September 30, 2016	December 31, 2015
Non-performing non-covered loans to total non-covered loans	0.15%	0.12%	0.13%
Non-performing non-covered assets to total non-covered assets	0.14	0.12	0.13
Allowance for losses on non-covered loans to non- performing non-covered loans (1)	277.19	352.43	310.08
Allowance for losses on non-covered loans to total non-covered loans (1)	0.42	0.41	0.41
(1)	Excludes the allowance for losses on PCI loans.

The following table summarizes the Company’s net charge-offs (recoveries) for the three months ended December 31, 2016, September 30, 2016, and December 31, 2015 and for the twelve months ended December 31, 2016 and 2015:

	For the Three Months Ended			For the Twelve Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
(in thousands)	2016	2016	2015	2016	2015
Charge-offs:
Multi-family	$--	$--	$81	$--	$167
Commercial real estate	--	--	--	--	273
One-to-four family	--	17	299	170	875
Acquisition, development, and construction	--	--	--	--	--
Other (1)	2,258	57	885	3,413	1,273
Total charge-offs	$2,258	$74	$1,265	$3,583	$2,588
Recoveries:
Multi-family	$--	$(78)	$(229)	$(78)	$(3,952)
Commercial real estate	(19)	(33)	(1,339)	(799)	(1,664)
One-to-four family	(2)	--	--	(228)	(49)
Acquisition, development, and construction	--	--	--	(167)	(100)
Other	(648)	(375)	(856)	(1,604)	(5,008)
Total recoveries	$(669)	$(486)	$(2,424)	$(2,876)	$(10,773)
Net charge-offs (recoveries)	$1,589	$(412)	$(1,159)	$707	$(8,185)
Net charge-offs (recoveries) to average loans (2)	0.00%	(0.00)%	(0.00)%	0.00%	(0.02)%
(1)	Includes taxi medallion loans of $2.3 million, $2.5 million, and $33,000, respectively, in the three months ended December 31, 2016 and the twelve months ended December 31, 2016 and 2015.
(2)	The measures for the three months ended December 31, 2016, September 30, 2016, and December 31, 2015 are non-annualized.

The following table presents the Company’s non-covered loans 30 to 89 days past due at December 31, 2016, September 30, 2016, and December 31, 2015:

(in thousands)	December 31, 2016	September 30, 2016	December 31, 2015
Non-Covered Loans 30 to 89 Days Past Due:
Multi-family	$28	$2,948	$4,818
Commercial real estate	--	--	178
One-to-four family	2,844	1,495	1,117
Acquisition, development, and construction	--	6,200	--
Other	7,511	15,929	492
Total non-covered loans 30 to 89 days past due	$10,383	$26,572	$6,605

At the end of December 2016, the balance of other non-covered loans 30 to 89 days past due included taxi medallion loans of $6.8 million; there were no 30 to 89 day past-due taxi medallion loans at the prior year-end.

Securities

Largely reflecting securities calls that primarily occurred in the first quarter, securities fell $2.4 billion year-over-year to $3.8 billion, representing 7.8% of total assets at December 31, 2016. While the balance of securities rose sequentially, the increase was modest, as a $60.9 million rise in securities held to maturity was largely offset by a $56.9 million reduction in securities available for sale.

Funding Sources

Deposits rose $461.1 million year-over-year to $28.9 billion, representing 59.0% of total assets at December 31, 2016. While the balance of savings accounts declined $2.3 billion year-over-year to $5.3 billion, the impact was exceeded by the combination of a $2.3 billion increase in certificates of deposit (“CDs”) to $7.6 billion, a $326.1 million rise in NOW and money market accounts to $13.4 billion, and a $131.6 million rise in non-interest-bearing accounts to $2.6 billion.

On a linked-quarter basis, deposits fell $251.7 million, as savings and non-interest-bearing accounts respectively dropped $212.2 million and $293.3 million, and as CDs and NOW and money market accounts rose $193.4 million and $60.4 million, respectively.

Borrowed funds fell $2.1 billion year-over-year, to $13.7 billion, including a $328.4 million decrease in the three months ended December 31, 2016. Wholesale borrowings accounted for the bulk of these reductions, and represented $13.3 billion, or 27.2%, of total assets at that date.

Stockholders’ Equity

Stockholders’ equity rose $189.3 million year-over-year to $6.1 billion, representing 12.52% of total assets and a book value per share of $12.57 at December 31, 2016. At the prior year-end, stockholders’ equity totaled $5.9 billion, representing 11.79% of total assets and a book value per share of $12.24.

Excluding goodwill of $2.4 billion and core deposit intangibles (“CDI”) of $208,000 from the respective balances of stockholders’ equity and total assets, tangible stockholders’ equity rose $191.7 million year-over-year to $3.7 billion, representing 7.93% of tangible assets and a tangible book value per share of $7.57 at December 31, 2016. At the prior year-end, and excluding goodwill of $2.4 billion and CDI of $2.6 million from stockholders’ equity and total assets, tangible stockholders’ equity totaled $3.5 billion, representing 7.30% of tangible assets and a tangible book value per share of $7.21.(1)

In addition, the regulatory capital ratios for the Company and its subsidiary banks continued to exceed the regulatory requirements for “well capitalized” classification, as indicated in the table located on the last page of this release.

EARNINGS SUMMARY FOR THE THREE MONTHS ENDED DECEMBER 31, 2016

The Company generated earnings of $113.7 million, or $0.23 per diluted share, in the current fourth quarter and $125.3 million, or $0.26 per diluted share, in the trailing three months. In the fourth quarter of 2015, the Company recorded a loss of $404.8 million or $0.87 per diluted share. The loss was recorded in connection with the repositioning of $10.4 billion of wholesale borrowings over the course of that quarter, which resulted in a pre-tax debt repositioning charge of $915.0 million, equivalent to $546.8 million, or $1.17 per diluted share, after-tax. In accordance with Accounting Standards Codification (“ASC”) No. 470-50, $773.8 million of the pre-tax charge was recorded as interest expense and the remaining $141.2 million was recorded as non-interest expense.

Included in the Company’s results in the three months ended December 31, 2016, September 30, 2016, and December 31, 2015 were merger-related expenses of $6.0 million, $2.4 million, and $3.7 million, respectively.

Net Interest Income

The Company recorded net interest income of $315.5 million and $318.4 million, respectively, in the three months ended December 31, 2016 and September 30, 2016, in contrast to a net interest loss of $449.2 million in the three months ended December 31, 2015.

Linked-Quarter Comparison

The following factors contributed to the linked-quarter decline in net interest income:

  Interest income declined modestly in the current fourth quarter, to $415.3 million, as a $5.7 million decrease in the interest income generated by securities and money market investments was largely tempered by a $5.0 million increase in the interest income generated by loans.
  Interest income from loans rose sequentially to $372.9 million, primarily reflecting a $4.8 million increase in prepayment income to $18.2 million in the last three months of the year. In addition, the average balance of loans rose $329.2 million sequentially to $39.7 billion, while the average yield on such assets rose two basis points to 3.76%. Prepayment income contributed 18 basis points to the average yield on loans in the current fourth quarter, four more than it contributed to the trailing-quarter yield.
  Interest income from securities and money market investments fell to $42.5 million, as the prepayment income from securities fell $5.1 million to $3.8 million in the fourth quarter of 2016. In addition, while the average balance of securities and money market investments rose $80.0 million sequentially to $4.5 billion, the benefit was exceeded by the impact of a 58-basis point drop in the average yield to 3.75%. Prepayment income contributed 34 basis points to the average yield on securities and money market investments in the current fourth quarter, a linked-quarter decrease of 46 basis points.
  As a result, the average balance of interest-earning assets rose $409.1 million sequentially to $44.2 billion while the average yield on such assets fell four basis points to 3.76%.
  Interest expense rose $2.2 million sequentially to $99.8 million, as a $1.3 million increase in the interest expense on interest-bearing deposits combined with a more modest increase in the interest expense on borrowed funds.
  Specifically, the interest expense on interest-bearing deposits rose to $45.1 million as the benefit of a $167.0 million decline in the average balance, to $26.1 billion, was tempered by the impact of a three-basis point rise in the average cost to 0.69%. The interest expense on borrowed funds, meanwhile, rose to $54.7 million as a $185.7 million increase in the average balance to $14.0 billion combined with a one-basis point rise in the average cost to 1.56%.
  As a result, the average balance of interest-bearing liabilities rose a modest $18.7 million sequentially to $40.1 billion and the average cost of funds rose two basis points to 0.99% in the fourth quarter of 2016.

Year-Over-Year Comparison

The net interest loss recorded in the year-ago fourth quarter was attributable to the debt repositioning charge incurred in connection with the prepayment of $10.4 billion of wholesale borrowings. The charge contributed $773.8 million to the interest expense on borrowed funds in last year’s fourth quarter and increased the average cost of such funds to 22.35%. Given the significant impact of the debt repositioning charge on the Company’s fourth quarter 2015 interest expense and net interest income, the following discussion is limited to a comparison of the interest income recorded in the current and year-earlier fourth quarters, and to a comparison of the interest expense from interest-bearing deposits recorded during these periods.

  Interest income fell $9.2 million year-over-year as the benefit of an $11.8 million increase in the interest income produced by loans was exceeded by the impact of a $21.0 million decline in the interest income produced by securities and money market investments.
  The rise in interest income from loans was largely due to the growth of the average balance, which rose $2.4 billion year-over-year. In addition, prepayment income contributed $883,000 more to the interest income from loans in the current fourth quarter and one basis point less to the average yield. Notwithstanding the level of average loan growth recorded, the average yield on loans fell 12 basis points from the year-earlier level in the three months ended December 31, 2016.
  The decline in interest income from securities and money market investments was primarily due to a $2.4 billion decline in the average balance and, to a lesser extent, a $4.7 million decline in the contribution of prepayment income from securities. The impact of these factors was somewhat offset by a seven-basis point rise in the average yield on such assets, despite a 15-basis point decline in the contribution of prepayment income year-over-year.
  The interest expense generated by interest-bearing deposits rose $5.9 million year-over-year, as the average balance of such funds rose $196.8 million and the average cost of such funds rose nine basis points. While the average balance of savings accounts fell $2.3 billion year-over-year, contributing to a 15-basis point decline in the average cost of such deposits, the average balance of CDs rose $2.1 billion, contributing to a seven-basis point rise in the average cost of such funds. In addition, average NOW and money market accounts rose $312.1 million in the current fourth quarter, accompanied by a 12-basis point rise in the average cost.

Net Interest Margin

The direction of the Company’s net interest margin mirrored that of its net interest income in the fourth quarter of 2016. Primarily reflecting the higher cost of interest-bearing deposits, the margin dropped five basis points linked-quarter to 2.86% in the last three months of the year.

In the fourth quarter of 2015, the Company’s margin was significantly impacted by the aforementioned debt repositioning charge, rendering a comparison with the current fourth quarter’s margin meaningless. Accordingly, the following table summarizes the contribution of prepayment income from loans and securities to the Company’s interest income and net interest margin in the three months ended December 31, 2016 and September 30, 2016, and in the twelve months ended December 31, 2016:

	For the Three Months Ended				For the Twelve Months Ended
	Dec. 31,		Sept. 30,		Dec. 31,
(in thousands)	2016		2016		2016
Total interest income	$415,348		$416,096		$1,674,869

Prepayment income:
From loans	$18,243		$13,422		$60,891
From securities	3,814		8,947		33,509
Total prepayment income	$22,057		$22,369		$94,400

Net interest margin (including the contribution of prepayment income)	2.86%		2.91%		2.93%
Less:
Contribution of prepayment income to net interest margin:
From loans	17	bps	12	bps	14	bps
From securities	3		8		8
Total contribution of prepayment income to net interest margin	20	bps	20	bps	22	bps
Adjusted net interest margin (i.e., excluding the contribution of prepayment income) (1)	2.66%		2.71%		2.71%
(1)	“Adjusted net interest margin” is a non-GAAP financial measure as more fully discussed below.

While our net interest margin, including the contribution of prepayment income, is recorded in accordance with GAAP, adjusted net interest margin, which excludes the contribution of prepayment income, is not. Nevertheless, management uses this non-GAAP measure in its analysis of our performance, and believes that this non-GAAP measure should be disclosed in our earnings releases and other investor communications for the following reasons:

  Adjusted net interest margin gives investors a better understanding of the effect of prepayment income on our net interest margin. Prepayment income in any given period depends on the volume of loans that refinance or prepay, or securities that prepay, during that period. Such activity is largely dependent on such external factors as current market conditions, including real estate values, and the perceived or actual direction of market interest rates.
  Adjusted net interest margin is among the measures considered by current and prospective investors, both independent of, and in comparison with, the Company’s peers.

Adjusted net interest margin should not be considered in isolation or as a substitute for net interest margin, which is calculated in accordance with GAAP. Moreover, the manner in which we calculate this non-GAAP measure may differ from that of other companies reporting a non-GAAP measure with a similar name.

Provisions for (Recoveries of) Loan Losses

Provision for (Recovery of) Losses on Non-Covered Loans

Reflecting management’s assessment of the adequacy of the allowance for non-covered loan losses, the Company recorded provisions for non-covered loan losses of $5.2 million and $1.2 million in the three months ended December 31, 2016 and September 30, 2016, respectively. In comparison, the Company recovered $80,000 from the allowance for non-covered loan losses in the fourth quarter of 2015.

Recovery of Losses on Covered Loans

Reflecting an increase in the cash flows expected from certain pools of acquired loans covered by FDIC loss-sharing agreements, the Company recovered $1.7 million, $1.3 million, and $6.2 million from the allowance for covered loan losses in the three months ended December 31, 2016, September 30, 2016, and December 31, 2015, respectively.

The recoveries recorded in the respective quarters were largely offset by FDIC indemnification expense of $1.3 million, $1.0 million, and $5.0 million recorded in “Non-interest income” in the respective periods.

Non-Interest Income

In the fourth quarter of 2016, non-interest income fell $8.2 million and $26.7 million, respectively, to $32.4 million from the levels recorded in the trailing and year-earlier three months. The linked-quarter decline was primarily due to a $9.7 million decrease in mortgage banking income to $3.3 million and a $2.8 million decrease in the gain on sales of loans to $688,000. These linked-quarter reductions were only partly offset by a $2.7 million rise in net securities gains to $2.9 million, a $1.5 million rise in other non-interest income to $10.8 million, and a $778,000 increase in BOLI income to $7.8 million.

The larger year-over-year decline in non-interest income also stemmed from a combination of factors, including a $3.7 million decrease in the gain on sales of loans; a $9.0 million decline in mortgage banking income; and an $18.3 million decline in other non-interest income. Included in other non-interest income in the year-earlier fourth quarter was a $13.3 million gain on the sale of a bank-owned property. These year-over-year reductions were only somewhat offset by a $3.7 million drop in FDIC indemnification expense to $1.3 million and an $861,000 increase in BOLI income.

The following table summarizes our mortgage banking income for the three months ended December 31, 2016, September 30, 2016, and December 31, 2015 and the twelve months ended December 31, 2016 and 2015:

	For the Three Months Ended			For the Twelve Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
(in thousands)	2016	2016	2015	2016	2015
Mortgage Banking Income:
Income from originations	$6,901	$10,884	$5,917	$41,592	$39,516
Servicing (loss) income	(3,640)	2,041	6,348	(14,311)	14,597
Total mortgage banking income	$3,261	$12,925	$12,265	$27,281	$54,113

The impact of the fourth-quarter rise in market interest rates on the Company’s mortgage banking income is apparent in the preceding table. As rates rose, demand for residential mortgage loans weakened, resulting in a $4.0 million drop in income from originations from the trailing-quarter amount. At the same time, the rise in market interest rates adversely impacted the effectiveness of the Company’s hedging, which resulted in its recording a $3.6 million servicing loss.

Non-Interest Expense

Non-interest expense rose $8.9 million sequentially to $170.6 million in the three months ended December 31, 2016. In the year-earlier fourth quarter, the Company recorded non-interest expense of $309.8 million, which included $141.2 million of the aforementioned debt repositioning charge. In addition, merger-related expenses represented $6.0 million, $2.4 million, and $3.7 million of non-interest expense in the three months ended December 31, 2016, September 30, 2016, and December 31, 2015, respectively.

The bulk of the Company’s non-interest expense consists of operating expenses, which totaled $164.2 million in the current fourth quarter, as compared to $158.7 million and $163.7 million, respectively, in the trailing and year-earlier three months. The linked-quarter increase was largely driven by a rise in the cost of medical benefits. As a result, compensation and benefits expense rose $4.1 million sequentially to $90.2 million, while occupancy and equipment expense rose a modest amount to $24.7 million, and general and administrative (“G&A”) expense rose $1.0 million to $49.3 million. The latter increase was primarily due to a rise in advertising expenses, together with certain legal and professional fees.

The year-over-year rise in operating expenses was modest when compared to the linked-quarter increase, as a $1.1 million decline in G&A expense combined with a lesser decline in occupancy and equipment expense to reduce the impact of a $2.0 million increase in compensation and benefits expense.

Income Tax Expense

Income tax expense fell $12.0 million sequentially to $60.0 million in the three months ended December 31, 2016. In addition to a $23.6 million decline in pre-tax income to $173.8 million, the reduction reflects a decrease in the effective tax rate to 34.55% from 36.52% in the trailing three months. The decline in the effective tax rate reflects the deductibility of certain merger-related expenses following the termination of the merger agreement with Astoria.

In the fourth quarter of 2015, the Company recorded an income tax benefit of $288.8 million as a result of having recorded a pre-tax loss of $693.6 million in connection with the aforementioned debt repositioning.

About New York Community Bancorp, Inc.

One of the largest U.S. bank holding companies, with assets of $48.9 billion, New York Community Bancorp, Inc. is a leading producer of multi-family loans on non-luxury, rent-regulated apartment buildings in New York City, and the parent of New York Community Bank and New York Commercial Bank. With deposits of $28.9 billion and 255 branches in Metro New York, New Jersey, Florida, Ohio, and Arizona, the Company also ranks among the largest depositories in the United States.

Reflecting its growth through a series of acquisitions, the Community Bank currently operates through seven local divisions, each with a history of service and strength: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, and Roosevelt Savings Bank in New York; Garden State Community Bank in New Jersey; Ohio Savings Bank in Ohio; and AmTrust Bank in Florida and Arizona. Similarly, New York Commercial Bank currently operates 18 of its 30 New York-based branches under the divisional name Atlantic Bank. Additional information about the Company and its bank subsidiaries is available at www.myNYCB.com and www.NewYorkCommercialBank.com.

Post-Earnings Release Conference Call

As previously announced, the Company will host a conference call on Wednesday, January 25, 2017, at 8:30 a.m. (Eastern Standard Time) to discuss its fourth quarter 2016 earnings and strategies. The conference call may be accessed by dialing (877) 407-8293 (for domestic calls) or (201) 689-8349 (for international calls) and asking for “New York Community Bancorp” or “NYCB”. A replay will be available approximately three hours following completion of the call through 11:59 p.m. on January 29, 2017 and may be accessed by calling (877) 660-6853 (domestic) or (201) 612-7415 (international) and providing the following conference ID: 13651844. In addition, the conference call will be webcast at ir.myNYCB.com, and archived through 5:00 p.m. on February 22, 2017.

Cautionary Statements Regarding Forward-Looking Information

This earnings release and the associated conference call may include forward‐looking statements by the Company and our authorized officers pertaining to such matters as our goals, intentions, and expectations regarding revenues, earnings, loan production, asset quality, capital levels, and acquisitions, among other matters; our estimates of future costs and benefits of the actions we may take; our assessments of probable losses on loans; our assessments of interest rate and other market risks; and our ability to achieve our financial and other strategic goals.

Forward‐looking statements are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” and other similar words and expressions, and are subject to numerous assumptions, risks, and uncertainties, which change over time. Additionally, forward‐looking statements speak only as of the date they are made; the Company does not assume any duty, and does not undertake, to update our forward‐looking statements. Furthermore, because forward‐looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those anticipated in our statements, and our future performance could differ materially from our historical results.

Our forward‐looking statements are subject to the following principal risks and uncertainties: general economic conditions and trends, either nationally or locally; conditions in the securities markets; changes in interest rates; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services; changes in real estate values; changes in the quality or composition of our loan or investment portfolios; changes in competitive pressures among financial institutions or from non‐financial institutions; our ability to obtain the necessary shareholder and regulatory approvals of any acquisitions we may propose; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may acquire into our operations, and our ability to realize related revenue synergies and cost savings within expected time frames; changes in legislation, regulations, and policies; and a variety of other matters which, by their nature, are subject to significant uncertainties and/or are beyond our control.

More information regarding some of these factors is provided in the Risk Factors section of our Form 10-K for the year ended December 31, 2015 and in other SEC reports we file. Our forward‐looking statements may also be subject to other risks and uncertainties, including those we may discuss in this news release, on our conference call, during investor presentations, or in our SEC filings, which are accessible on our website and at the SEC’s website, www.sec.gov.

- Financial Statements and Highlights Follow -

NEW YORK COMMUNITY BANCORP, INC. CONSOLIDATED STATEMENTS OF CONDITION

	December 31,	December 31,
	2016	2015
(in thousands, except share data)	(unaudited)
Assets
Cash and cash equivalents	$557,850	$537,674
Securities:
Available-for-sale	104,281	204,255
Held-to-maturity	3,712,776	5,969,390
Total securities	3,817,057	6,173,645
Loans held for sale	409,152	367,221
Non-covered mortgage loans held for investment:
Multi-family	26,961,486	25,989,100
Commercial real estate	7,727,258	7,860,162
One-to-four family	381,081	116,841
Acquisition, development, and construction	380,522	311,479
Total non-covered mortgage loans held for investment	35,450,347	34,277,582
Other non-covered loans:
Commercial and industrial	1,908,308	1,453,039
Other loans	24,067	32,583
Total non-covered other loans held for investment	1,932,375	1,485,622
Total non-covered loans held for investment	37,382,722	35,763,204
Less: Allowance for losses on non-covered loans	(158,290)	(147,124)
Non-covered loans held for investment, net	37,224,432	35,616,080
Covered loans	1,698,133	2,060,089
Less: Allowance for losses on covered loans	(23,701)	(31,395)
Covered loans, net	1,674,432	2,028,694
Total loans, net	39,308,016	38,011,995
Federal Home Loan Bank stock, at cost	590,934	663,971
Premises and equipment, net	373,675	322,307
FDIC loss share receivable	243,686	314,915
Goodwill	2,436,131	2,436,131
Core deposit intangibles, net	208	2,599
Other assets (includes $16,990 and $25,817, respectively, of other real estate owned covered by loss sharing agreements)	1,598,998	1,854,559
Total assets	$48,926,555	$50,317,796

Liabilities and Stockholders’ Equity
Deposits:
NOW and money market accounts	$13,395,080	$13,069,019
Savings accounts	5,280,374	7,541,566
Certificates of deposit	7,577,170	5,312,487
Non-interest-bearing accounts	2,635,279	2,503,686
Total deposits	28,887,903	28,426,758
Borrowed funds:
Wholesale borrowings	13,314,500	15,389,800
Junior subordinated debentures	358,879	358,605
Total borrowed funds	13,673,379	15,748,405
Other liabilities	241,282	207,937
Total liabilities	42,802,564	44,383,100
Stockholders’ equity:
Preferred stock at par $0.01 (5,000,000 shares authorized; none issued)	--	--
Common stock at par $0.01 (900,000,000 shares authorized; 487,067,889 and 484,968,024 shares issued; and 487,056,676 and 484,943,308 shares outstanding, respectively)	4,871	4,850
Paid-in capital in excess of par	6,047,558	6,023,882
Retained earnings (accumulated deficit)	128,435	(36,568)
Treasury stock, at cost (11,213 and 24,716 shares, respectively)	(160)	(447)
Accumulated other comprehensive loss, net of tax:
Net unrealized (loss) gain on securities available for sale, net of tax	(753)	3,031
Net unrealized loss on the non-credit portion of other-than-temporary impairment losses, net of tax	(5,241)	(5,318)
Pension and post-retirement obligations, net of tax	(50,719)	(54,734)
Total accumulated other comprehensive loss, net of tax	(56,713)	(57,021)
Total stockholders’ equity	6,123,991	5,934,696
Total liabilities and stockholders’ equity	$48,926,555	$50,317,796

NEW YORK COMMUNITY BANCORP, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share data) (unaudited)

	For the Three Months Ended			For the Twelve Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2016	2016	2015	2016	2015
Interest Income:
Mortgage and other loans	$372,883	$367,932	$361,043	$1,472,020	$1,441,462
Securities and money market investments	42,465	48,164	63,458	202,849	250,122
Total interest income	415,348	416,096	424,501	1,674,869	1,691,584

Interest Expense:
NOW and money market accounts	16,395	15,866	11,918	62,166	46,467
Savings accounts	6,981	7,439	12,779	31,982	50,776
Certificates of deposit	21,746	20,501	14,522	76,875	62,906
Borrowed funds	54,706	53,867	60,728	216,464	349,604
Borrowed funds (debt repositioning charge)	--	--	773,756	--	773,756
Total interest expense	99,828	97,673	873,703	387,487	1,283,509
Net interest income (loss)	315,520	318,423	(449,202)	1,287,382	408,075
Provision for (recovery of) losses on non- covered loans	5,175	1,234	(80)	11,874	(3,334)
Recovery of losses on covered loans	(1,659)	(1,289)	(6,237)	(7,694)	(11,670)
Net interest income (loss) after provision for (recovery of) loan losses	312,004	318,478	(442,885)	1,283,202	423,079

Non-Interest Income:
Mortgage banking income	3,261	12,925	12,265	27,281	54,113
Fee income	8,185	8,640	8,121	32,665	34,058
Bank-owned life insurance	7,807	7,029	6,946	31,015	27,541
Net gain on sales of loans	688	3,465	4,417	15,806	26,133
Net gain on sales of securities	2,934	237	3,111	3,347	4,054
FDIC indemnification expense	(1,327)	(1,031)	(4,989)	(6,155)	(9,336)
Other income	10,826	9,330	29,170	41,613	74,200
Total non-interest income	32,374	40,595	59,041	145,572	210,763

Non-Interest Expense:
Operating expenses:
Compensation and benefits	90,206	86,079	88,171	351,436	342,624
Occupancy and equipment	24,706	24,347	25,219	98,543	102,435
General and administrative	49,290	48,285	50,345	188,130	170,541
Total operating expenses	164,202	158,711	163,735	638,109	615,600
Amortization of core deposit intangibles	397	542	1,135	2,391	5,344
Debt repositioning charge	--	--	141,209	--	141,209
Merger-related expenses	6,003	2,432	3,702	11,146	3,702
Total non-interest expense	170,602	161,685	309,781	651,646	765,855
Income (loss) before income taxes	173,776	197,388	(693,625)	777,128	(132,013)
Income tax expense (benefit)	60,043	72,089	(288,818)	281,727	(84,857)
Net Income (Loss)	$113,733	$125,299	$(404,807)	$495,401	$(47,156)

Basic earnings (loss) per share	$0.23	$0.26	$(0.87)	$1.01	$(0.11)
Diluted earnings (loss) per share	$0.23	$0.26	$(0.87)	$1.01	$(0.11)

NEW YORK COMMUNITY BANCORP, INC.
RECONCILIATIONS OF CERTAIN GAAP AND NON-GAAP FINANCIAL MEASURES
(unaudited)

While stockholders’ equity, total assets, and book value per share are financial measures that are recorded in accordance with U.S. generally accepted accounting principles (“GAAP”), tangible stockholders’ equity, tangible assets, and tangible book value per share are not. Nevertheless, it is management’s belief that these non-GAAP measures should be disclosed in our earnings releases and other investor communications for the following reasons:

1.	Tangible stockholders’ equity is an important indication of the Company’s ability to grow organically and through business combinations, as well as its ability to pay dividends and to engage in various capital management strategies.

2.	Returns on average tangible assets and average tangible stockholders’ equity are among the profitability measures considered by current and prospective investors, both independent of, and in comparison with, the Company’s peers.

3.	Tangible book value per share and the ratio of tangible stockholders’ equity to tangible assets are among the capital measures considered by current and prospective investors, both independent of, and in comparison with, its peers.

Tangible stockholders’ equity, tangible assets, and the related non-GAAP profitability and capital measures should not be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other profitability or capital measure calculated in accordance with GAAP. Moreover, the manner in which we calculate these non-GAAP measures may differ from that of other companies reporting non-GAAP measures with similar names.

The following table presents reconciliations of our stockholders’ equity and tangible stockholders’ equity, our total assets and tangible assets, and the related GAAP and non-GAAP profitability and capital measures at or for the three months ended December 31, 2016, September 30, 2016, and December 31, 2015 and the twelve months ended December 31, 2016 and 2015:

	At or for the Three Months Ended			At or for the Twelve Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
(dollars in thousands)	2016	2016	2015	2016	2015
Total Stockholders’ Equity	$6,123,991	$6,090,512	$5,934,696	$6,123,991	$5,934,696
Less: Goodwill	(2,436,131)	(2,436,131)	(2,436,131)	(2,436,131)	(2,436,131)
Core deposit intangibles ("CDI")	(208)	(605)	(2,599)	(208)	(2,599)
Tangible stockholders’ equity	$3,687,652	$3,653,776	$3,495,966	$3,687,652	$3,495,966

Total Assets	$48,926,555	$49,462,620	$50,317,796	$48,926,555	$50,317,796
Less: Goodwill	(2,436,131)	(2,436,131)	(2,436,131)	(2,436,131)	(2,436,131)
CDI	(208)	(605)	(2,599)	(208)	(2,599)
Tangible assets	$46,490,216	$47,025,884	$47,879,066	$46,490,216	$47,879,066

Average Stockholders’ Equity	$6,123,550	$6,081,003	$5,819,461	$6,052,051	$5,813,636
Less: Average goodwill and CDI	(2,436,559)	(2,437,092)	(2,439,433)	(2,437,433)	(2,441,406)
Average tangible stockholders’ equity	$3,686,991	$3,643,911	$3,380,028	$3,614,618	$3,372,230

Average Assets	$49,388,513	$49,159,171	$49,403,650	$49,299,601	$48,870,205
Less: Average goodwill and CDI	(2,436,559)	(2,437,092)	(2,439,433)	(2,437,433)	(2,441,406)
Average tangible assets	$46,951,954	$46,722,079	$46,964,217	$46,862,168	$46,428,799

Net Income (Loss) (1)	$113,733	$125,299	$(404,807)	$495,401	$(47,156)
Add back: Amortization of CDI, net of tax	238	325	681	1,435	3,206
Adjusted net income (loss) (2)	$113,971	$125,624	$(404,126)	$496,836	$(43,950)

GAAP MEASURES:
Return on average assets (3)	0.92%	1.02%	(3.28)%	1.00%	(0.10)%
Return on average stockholders’ equity (3)	7.43	8.24	(27.82)	8.19	(0.81)
Book value per share	$12.57	$12.50	$12.24	$12.57	$12.24
Stockholders’ equity to total assets	12.52%	12.31%	11.79%	12.52	11.79%
Non-GAAP MEASURES:
Return on average tangible assets (3)	0.97%	1.08%	(3.44)%	1.06%	(0.09)%
Return on average tangible stockholders’ equity (3)	12.36	13.79	(47.83)	13.75	(1.30)
Tangible book value per share	$7.57	$7.50	$7.21	$7.57	$7.21
Tangible stockholders’ equity to tangible assets	7.93%	7.77%	7.30%	7.93%	7.30%
(1)	To calculate our returns on average assets and average stockholders’ equity for a period, we divide the net income generated during that period by the average assets and the average stockholders’ equity recorded during that time.
(2)

To calculate our returns on average tangible assets and average tangible stockholders’ equity for a period, we adjust the net income generated during that period by adding back the amortization of CDI, net of tax, and then divide that adjusted net income by the average tangible assets and the average tangible stockholders’ equity recorded during that time.

(3)	The measures for the three and 12 months ended December 31, 2015 reflect the impact of the $546.8 million after-tax debt repositioning charge.

NEW YORK COMMUNITY BANCORP, INC. NET INTEREST INCOME ANALYSIS LINKED-QUARTER AND YEAR-OVER-YEAR COMPARISONS (unaudited)

For the Three Months Ended
December 31, 2016	September 30, 2016	December 31, 2015 (1)
Average	Average	Average
Average	Yield/	Average	Yield/	Average	Yield/
(dollars in thousands)	Balance	Interest	Cost	Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$39,666,550	$372,883	3.76%	$39,337,380	$367,932	3.74%	$37,240,361	$361,043	3.88%
Securities and money market investments	4,515,294	42,465	3.75	4,435,332	48,164	4.33	6,871,407	63,458	3.68
Total interest-earning assets	44,181,844	415,348	3.76	43,772,712	416,096	3.80	44,111,768	424,501	3.85
Non-interest-earning assets	5,206,669	5,386,459	5,291,882
Total assets	$49,388,513	$49,159,171	$49,403,650
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$13,242,362	$16,395	0.49%	$13,356,174	$15,866	0.47%	$12,930,306	$11,918	0.37%
Savings accounts	5,327,346	6,981	0.52	5,629,135	7,439	0.53	7,579,895	12,779	0.67
Certificates of deposit	7,493,925	21,746	1.15	7,245,325	20,501	1.13	5,356,629	14,522	1.08
Total interest-bearing deposits	26,063,633	45,122	0.69	26,230,634	43,806	0.66	25,866,830	39,219	0.60
Borrowed funds	13,988,313	54,706	1.56	13,802,662	53,867	1.55	14,813,371	834,484	22.35
Total interest-bearing liabilities	40,051,946	99,828	0.99	40,033,296	97,673	0.97	40,680,201	873,703	8.52
Non-interest-bearing deposits	2,990,053	2,832,569	2,740,355
Other liabilities	222,964	212,303	163,633
Total liabilities	43,264,963	43,078,168	43,584,189
Stockholders’ equity	6,123,550	6,081,003	5,819,461
Total liabilities and stockholders’ equity	$49,388,513	$49,159,171	$49,403,650
Net interest income(loss)/interest rate spread	$315,520	2.77%	$318,423	2.83%	$(449,202)	(4.67)	%(2)
Net interest margin	2.86%	2.91%	(4.01)	%(2)
Ratio of interest-earning assets to interest- bearing liabilities	1.10	x	1.09	x	1.08	x
(1)	In the three months ended December 31, 2015, the following line items reflect the impact of the $773.8 million debt repositioning charge: interest expense on and cost of borrowed funds; interest expense on and cost of total interest-bearing liabilities; net interest income; net interest rate spread; and net interest margin.
(2)	In the three months ended December 31, 2015, the Company’s net interest rate spread and net interest margin were reduced by 754 and 696 basis points, respectively, due to the impact of the fourth-quarter 2015 debt repositioning charge.

NEW YORK COMMUNITY BANCORP, INC. NET INTEREST INCOME ANALYSIS YEAR-OVER-YEAR COMPARISON (unaudited)

For the Twelve Months Ended December 31,
2016	2015 (1)
Average	Average
Average	Yield/	Average	Yield/
(dollars in thousands)	Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$39,076,298	$1,472,020	3.77%	$36,343,407	$1,441,462	3.97%
Securities and money market investments	4,934,058	202,849	4.11	7,278,562	250,122	3.44
Total interest-earning assets	44,010,356	1,674,869	3.81	43,621,969	1,691,584	3.88
Non-interest-earning assets	5,289,245	5,248,236
Total assets	$49,299,601	$48,870,205
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$13,322,346	$62,166	0.47%	$12,674,236	$46,467	0.37%
Savings accounts	5,915,020	31,982	0.54	7,546,417	50,776	0.67
Certificates of deposit	6,899,706	76,875	1.11	5,698,437	62,906	1.10
Total interest-bearing deposits	26,137,072	171,023	0.65	25,919,090	160,149	0.62
Borrowed funds	14,059,543	216,464	1.54	14,275,818	1,123,360	7.87
Total interest-bearing liabilities	40,196,615	387,487	0.96	40,194,908	1,283,509	3.19
Non-interest-bearing deposits	2,860,532	2,660,220
Other liabilities	190,403	201,441
Total liabilities	43,247,550	43,056,569
Stockholders’ equity	6,052,051	5,813,636
Total liabilities and stockholders’ equity	$49,299,601	$48,870,205
Net interest income/interest rate spread	$1,287,382	2.85%	$408,075	0.69	%(2)
Net interest margin	2.93%	0.94	%(2)
Ratio of interest-earning assets to interest-bearing liabilities	1.09	x	1.09	x
(1)	For the twelve months ended December 31, 2015, the following line items reflect the impact of the $773.8 million debt repositioning charge recorded in the fourth quarter of that year: interest expense on and cost of borrowed funds; interest expense on and cost of total interest-bearing liabilities; net interest income; net interest rate spread; and net interest margin.
(2)	In the twelve months ended December 31, 2015, the Company’s net interest rate spread and net interest margin were reduced by 192 and 177 basis points, respectively, due to the impact of the fourth-quarter 2015 debt repositioning charge.

NEW YORK COMMUNITY BANCORP, INC. CONSOLIDATED FINANCIAL HIGHLIGHTS (unaudited)

	For the Three Months Ended			For the Twelve Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
(dollars in thousands except share and per share data)	2016	2016	2015 (1)	2016	2015 (1)
PROFITABILITY MEASURES:
Net income (loss)	$113,733	$125,299	$(404,807)	$495,401	$(47,156)
Basic earnings (loss) per share	0.23	0.26	(0.87)	1.01	(0.11)
Diluted earnings (loss) per share	0.23	0.26	(0.87)	1.01	(0.11)
Return on average assets	0.92%	1.02%	(3.28)%	1.00%	(0.10)%
Return on average tangible assets (2)	0.97	1.08	(3.44)	1.06	(0.09)
Return on average stockholders’ equity	7.43	8.24	(27.82)	8.19	(0.81)
Return on average tangible stockholders’ equity (2)	12.36	13.79	(47.83)	13.75	(1.30)
Efficiency ratio (3)	47.20	44.21	(41.97)	44.53	99.48
Operating expenses to average assets	1.33	1.29	1.33	1.29	1.26
Net interest rate spread	2.77	2.83	(4.67)	2.85	0.69
Net interest margin	2.86	2.91	(4.01)	2.93	0.94
Effective tax rate	34.55	36.52	41.64	36.25	64.28
Shares used for basic EPS computation	485,337,734	485,352,998	468,289,624	485,150,173	448,982,223
Shares used for diluted EPS computation	485,337,734	485,352,998	468,289,624	485,150,173	448,982,223
Shares outstanding at the respective period-ends	487,056,676	487,066,151	484,943,308	487,056,676	484,943,308
(1)	With the exception of the ratio of operating expenses to average assets, the measures recorded in the three and twelve months ended December 31, 2015 reflect the impact of a fourth-quarter 2015 debt repositioning charge of $915.0 million, which was equivalent to $546.8 million after-tax. In accordance with Accounting Standards Codification No. 470-50, $773.8 million of the pre-tax charge was recorded as interest expense and $141.2 million was recorded as non-interest expense.
(2)	Please see the reconciliations of these non-GAAP measures with the comparable GAAP measures on page 13 of this release.
(3)	We calculate our efficiency ratio by dividing our operating expenses by the sum of our net interest income and non-interest income.

	Dec. 31, 2016	Sept. 30, 2016	Dec. 31, 2015
CAPITAL MEASURES:
Book value per share	$12.57	$12.50	$12.24
Tangible book value per share (1)	7.57	7.50	7.21
Stockholders’ equity to total assets	12.52%	12.31%	11.79%
Tangible stockholders’ equity to tangible assets (1)	7.93	7.77	7.30
(1)	Please see the reconciliations of these non-GAAP measures with the comparable GAAP measures on page 13 of this release.

	Dec. 31, 2016	Sept. 30, 2016	Dec. 31, 2015
REGULATORY CAPITAL RATIOS: (1)
New York Community Bancorp, Inc.
Common equity tier 1 ratio	10.70%	10.25%	9.95%
Tier 1 risk-based capital ratio	10.70	10.25	10.19
Total risk-based capital ratio	12.21	11.72	11.43
Leverage capital ratio	8.00	7.95	7.77
New York Community Bank
Common equity tier 1 ratio	11.26%	10.83%	10.47%
Tier 1 risk-based capital ratio	11.26	10.83	10.47
Total risk-based capital ratio	11.74	11.31	10.98
Leverage capital ratio	8.45	8.43	8.05
New York Commercial Bank
Common equity tier 1 ratio	13.98%	13.31%	13.43%
Tier 1 risk-based capital ratio	13.98	13.31	13.43
Total risk-based capital ratio	14.98	14.19	13.98
Leverage capital ratio	10.53	10.26	10.01
(1)	The minimum regulatory requirements for classification as a well-capitalized institution are a common equity tier 1 capital ratio of 6.50%; a tier 1 risk-based capital ratio of 8.00%; a total risk-based capital ratio of 10.00%; and a leverage capital ratio of 5.00%.

CONTACT:
New York Community Bancorp, Inc.
Investors:
Ilene A. Angarola, 516-683-4420
or
Media:
Kelly Maude Leung, 516-683-4032